UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

For the fiscal year ended:

December 31, 2024

ARRIVED DEBT FUND, LLC
(Exact name of issuer as specified in its charter)

Delaware	99-0684868
State of other jurisdiction of incorporation or organization	(I.R.S. Employer Identification No.)

1700 Westlake Ave North, Suite 200

Seattle, WA 98109

(Full mailing address of principal executive offices)

(814)-277-4833
(Issuer’s telephone number, including area code)

www.arrived.com
(Issuer’s website)

Common Shares

(Title of each class of securities issued pursuant to Regulation A)

i

STATEMENTs REGARDING Forward-Looking INFORMATION

The information contained in this Annual Report on Form 1-K (this “Form 1-K”) includes some statements that are not historical and that are considered “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of our company, Arrived Fund Manager, LLC, our Manager and the Arrived platform (defined below); and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations). These forward-looking statements express the Manager’s expectations, hopes, beliefs, and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.  The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Form 1-K are based on current expectations and beliefs concerning future developments that are difficult to predict. Neither our company nor the Manager can guarantee future performance, or that future developments affecting our company, the Manager or the Arrived platform will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties, along with others, are detailed under the heading “Risk Factors” in our latest offering circular (the “Offering Circular”) filed by the Company with the Securities and Exchange Commission (the “Commission”), which may be accessed here and may be updated from time to time by our future filings under Regulation A (“Regulation A”) of the Securities Act of 1933, as amended (the “Securities Act”). Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

ii

MARKET AND OTHER INDUSTRY DATA

This Form 1-K includes market and other industry data and estimates that are based on our management’s knowledge and experience in the markets in which we operate. The sources of such data generally state that the information they provide has been obtained from sources they believe to be reliable, but we have not investigated or verified the accuracy and completeness of such information. Our own estimates are based on information obtained from our and our affiliates’ experience in the markets in which we operate and from other contacts in these markets. We are responsible for all of the disclosure in this Form 1-K, and we believe our estimates to be accurate as of the date of this Form 1-K or such other date stated herein. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for the estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that market and other industry data included in this Form 1-K, and estimates and beliefs based on that data, may not be reliable.

iii

Item 1. Description of Business

Arrived Debt Fund, LLC is a Delaware limited liability company formed on December 21, 2023 to invest in and manage a diversified portfolio of residential real estate investments. We expect to use substantially all of the net proceeds from this offering to acquire from third-party originators, and in the future also from our sponsor or its affiliate, non-traditional mortgage loans, primarily of a short-term period no longer than 36 months. As of December 31, 2024 we have acquired 43 loans for an aggregate purchase price of approximately $33.3 million. We substantially commenced operations on May 15, 2024.

Non-traditional mortgage loans are typically made to owners and developers of real estate that have an immediate need for bridge financing and are willing to pay a higher interest rate for the use of a lender’s money on a short-term basis. The underwriting of these loans are typically based on the value of the property that secures the loan and not solely or primarily on the creditworthiness of the borrower and are secured by residential real estate and structure real estate loans (including senior mortgage loans and subordinated mortgage loans). We may also invest in real estate-related debt securities (including RMBS, CDOs, and REIT senior unsecured debt) and other real estate-related assets. We may make our investments through majority-owned subsidiaries, some of which may have rights to receive preferred economic returns.

We operate in a manner that allows us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2024. Among other requirements, REITs are required to distribute to shareholders at least 90% of their annual REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain).

We are externally managed by Arrived Fund Manager, LLC (our “Manager”), which is a wholly-owned subsidiary of our sponsor, Arrived Holdings, Inc. (our “sponsor). Arrived Holdings, Inc. owns and operates an online investment platform www.arrived.com (the “Arrived Platform”) that allows investors to hold interests in real estate opportunities that may have been historically difficult to access for some investors. Through the use of the Arrived Platform, investors can browse and screen real estate investments, view details of an investment and sign legal documents online. Our Manager has the authority to make all of the decisions regarding our investments, subject to the limitations in our operating agreement and the direction and oversight of our Manager’s investment committee. Our sponsor also provides asset management, marketing, investor relations and other administrative services on our behalf. Accordingly, we do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us.

Our office is located at 1700 Westlake Ave North, Suite 200, Seattle, WA 98109. Our telephone number is (814) 277-4833. Information regarding our Company is also available on our web site at www.arrived.com.

Investment Strategy

Our investment strategy is to invest in and manage a diversified portfolio of short-term, asset-based loans secured by residential real estate. We may also invest, to a limited extent, in residential real estate debt securities (including RMBS, CDOs, and REIT senior unsecured debt) and other select residential real estate-related investments, where the underlying assets primarily consist of residential real estate. To the extent that our Manager and its investment committee determines that it is advantageous, we also may make or invest a limited amount in commercial mortgage-backed securities, mortgage loans and tenant-in-common interests. We expect that our portfolio of debt investments will be secured primarily by U.S. based collateral and diversified by security type, property type and geographic location.

We will seek to create and maintain a portfolio of shorter duration investments that generate a low volatility income stream of attractive and consistent cash distributions. Our focus on investing in debt instruments will emphasize the payment of current returns to investors and preservation of invested capital as our primary investment objectives.

We may enter into one or more joint ventures or other arrangements for the acquisition of loans and other debt investments secured by residential real estate with third parties or affiliates of the Manager, including present and future real estate investment offerings sponsored by affiliates of the Manager.

Investment Objectives

Our investment objectives are:

●	Consistent cash flow;

●	Favorable tax treatment of REIT income and long-term capital gains

●	Responsible risk management; and

●	Capital preservation.

We cannot assure you that we will attain these objectives or that the value of our assets will not decrease.

Market Opportunities

We believe that the near and intermediate-term market for residential-backed debt investments is compelling from a risk-return perspective. We favor a strategy weighted toward targeting debt investments whose purpose is to provide capital to real estate professionals who can add much needed residential inventory and liquidity into the market. Since interest rates have significantly increased in the US economy, housing inventory has severely tightened. We believe that our investment strategy, combined with the experience and expertise of our Manager’s management team, will provide opportunities to deliver investments with attractive income production backed by quality security in order to seek the best risk-return dynamic for our common shareholders.

About the Arrived Platform

Our sponsor is the owner and operator of the Arrived Platform, an online financial platform focused on real estate, which may be found on the website: www.arrived.com.

Ryan Frazier is responsible for overseeing the day-to-day operations of our Manager.

Competition

Our net income depends, in large part, on our ability to source, acquire and manage investments with attractive risk-adjusted yields. We compete with many other entities engaged in real estate investment activities, including individuals, corporations, bank and insurance company investment accounts, other REITs, private real estate funds, and other entities engaged in real estate investment activities as well as online lending platforms that compete with the Arrived Platform, many of which have greater financial resources and lower costs of capital available to them than we have. In addition, there are numerous REITs with asset acquisition objectives similar to ours, and others may be organized in the future, which may increase competition for the investments suitable for us. In particular, our investment objectives and strategies are similar to other offerings available on the Arrived Platform and sponsored by our sponsor. Competitive variables include market presence and visibility, amount of capital to be invested per project and underwriting standards. To the extent that a competitor is willing to risk larger amounts of capital in a particular transaction or to employ more liberal underwriting standards when evaluating potential investments than we are, our investment volume and profit margins for our investment portfolio could be impacted. Our competitors may also be willing to accept lower returns on their investments and may succeed in buying the assets that we have targeted for acquisition. Although we believe that we are well positioned to compete effectively in each facet of our business, there is enormous competition in our market sector and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business effectively.

Conflicts of Interest

Our Manager and its affiliates experience conflicts of interest in connection with the management of our business. Some of the material conflicts that our Manager and its affiliates face include, among others, conflicts related to our asset management fee, ordinary course business activities of our Manager and its affiliates, other similar investment programs organized by our sponsor, and allocation of our sponsor’s real estate professionals’ time. In addition, the terms of our operating agreement were not negotiated at arm’s length, our common shareholders may only remove our Manager for “cause”, we may have conflicting incentives with regards to internalizing our management function, our Manager may determine that we should merge or consolidate through a roll-up or similar transaction without shareholder consent, and we are not subject to a number of corporate governance requirements as a non-listed offering pursuant to Regulation A. See “Conflicts of Interest” in our offering circular.

If an investment, sale, financing or other business opportunity would be suitable for more than one program, our sponsor will allocate it using its business judgment. Any allocation of this type may involve the consideration of a number of factors that our sponsor determines to be relevant. See “Conflicts of Interest—Allocation of Investment Opportunities.”

Risk Factors

Investing in our common shares involves a high degree of risk. These risks are outlined under the heading “Risk Factors” beginning on page 9 in our Offering Circular which may be accessed here, as the same may be updated from time to time by our future filings under Regulation A. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our common shares.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operation

Emerging Growth Company

While we currently have no intention of making such an election, we may elect to become a public reporting company under the Exchange Act. If we elect to do so, we will be required to publicly report on an ongoing basis as an emerging growth company, as defined in the JOBS Act, under the reporting rules set forth under the Exchange Act. For so long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not emerging growth companies, including, but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We may elect to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We would expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion; (ii) the date that we become a large accelerated filer as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Offering Results

We have offered, are offering, and may continue to offer shares pursuant to Regulation A, which represents the maximum offering amount we can raise in any 12-month period pursuant to Regulation A. The minimum investment in our common shares for initial purchases is $100 worth of common shares, rounded up to the nearest whole share. However, in certain instances, we may revise the minimum purchase requirements in the future or elect to waive the minimum purchase requirement. As of December 31, 2024 and 2023, we have raised cumulative gross offering proceeds of approximately $23.5 million and $0, respectively, from settled subscriptions. We expect to offer common shares in our offering until we raise the maximum amount being offered, unless terminated by our Manager at an earlier time.

The per share purchase price for our common shares in this offering is adjusted by our Manager at the beginning of every quarterly period in accordance with the Company’s limited liability company operating agreement, to be no less than the sum of our net asset value (“NAV”) divided by the number of our common shares outstanding as of the end of the prior quarterly period (“NAV per share”).

Investors will pay the most recent publicly announced purchase price as of the date of their subscription. Although we do not intend to list our common shares for trading on a stock exchange or other trading market, we have adopted a redemption plan designed to provide our common shareholders with limited liquidity for their investment in our common shares.

Our offering is being conducted as a continuous offering pursuant to Rule 251(d)(3) of Regulation A, meaning that while the offering of securities is continuous, active sales of securities may happen sporadically over the term of the offering.

Below is the NAV per common share, as determined in accordance with our valuation policies for each period to date.

Date	NAV Per Share	Link
Inception (May 16, 2024)	$10.00	Initial period
January 25, 2025	$10.00	Form 1-U
April 25, 2025	$10.02	Form 1-U

Distributions

To maintain our qualification as a REIT, we are required to make aggregate annual distributions to our shareholders of at least 90% of our REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain), and to avoid federal income and excise taxes on retained taxable income and gains we must distribute 100% of such income and gains annually. Our Manager may authorize distributions in excess of those required for us to maintain our REIT status and/or avoid such taxes on retained taxable income and gains depending on our financial condition and such other factors as our Manager deems relevant.

Our Company expects the Manager to make distributions of any free cash flow on a monthly or other periodic basis as determined by the Manager. However, the Manager may change the timing of distributions in its sole discretion. Investors will be required to update their personal information on a regular basis to make sure they receive all allocated distributions. We will utilize a “mobile wallet” feature for payment of distributions (the “Arrived Homes Wallet”). The Arrived Homes Wallet will be used to allow investors to pay for subscriptions, receive distributions, reinvest distributions, and receive redemption proceeds.

Any distributions that we make directly impacts our NAV, by reducing the amount of our assets. Our goal is to provide a reasonably predictable and stable level of current income, through monthly or other periodic distributions, while at the same time maintaining a fair level of consistency in our NAV. Over the course of your investment, your distributions plus the change in NAV per share (either positive or negative) will produce your total return.

For further details, please see Note 6, Members’ Equity – Distributions in our financial statements.

Redemption Plan

Our common shares are currently not listed on a national securities exchange or included for quotation on a national securities market, and currently there is no intention to list our common shares. While investors should view an investment in the Company as long-term, we are adopting a redemption plan whereby, on a quarterly basis, at any time after six (6) months following the purchase of common shares, an investor has the opportunity to obtain liquidity as described in detail in our offering circular.

As of December 31, 2024, no common shares had been submitted for redemption.

Critical Accounting Policies

Our accounting policies will conform with GAAP. The preparation of financial statements in conformity with GAAP will require us to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. We intend to make these estimates and assumptions in an appropriate manner and in a way that accurately reflects our financial condition. We will continually test and evaluate our estimates and assumptions using our historical knowledge of the business, as well as other factors, to ensure that they are reasonable for reporting purposes. However, actual results may differ from our estimates and assumptions.

We believe our critical accounting policies govern the significant judgments and estimates used in the preparation of our financial statements. Please refer to Note 2, Summary of Significant Accounting Policies, included in the financial statements, for a more thorough discussion of our accounting policies and procedures.

Sources of Operating Revenues and Cash Flows

We expect to primarily generate revenues from interest payments on loans held by the company. See Note 2, Summary of Significant Accounting Policies – Revenue Recognition, in our financial statements for further detail.

Operating Results

For the years ended December 31, 2024 and 2023, we had a total net income of approximately $437,200 and $0, respectively.

Revenues

For the years ended December 31, 2024 and 2023, we earned revenue of approximately $794,200 and $0, respectively.

Expenses

For the years ended December 31, 2024 and 2023, we incurred approximately $395,000 and $0, respectively, in operating expenses.

Other Income

For the years ended December 31, 2024 and 2023, we incurred approximately $38,000 and $0, respectively, in other interest income from yield on deposits.

Liquidity and Capital Resources

We are dependent upon the net proceeds from our offering to conduct our proposed operations. We obtain the capital required to purchase and originate real estate-related investments and conduct our operations from the proceeds of our offering and any future offerings we may conduct, from secured or unsecured financings from banks and other lenders and from any undistributed funds from our operations.

If we are unable to raise a substantial amount in gross offering proceeds, we will make fewer investments resulting in less diversification in terms of the type, number and size of investments we make and the value of an investment in us will fluctuate with the performance of the specific assets we acquire. Further, we will have certain fixed operating expenses, including certain expenses as a publicly offered REIT, regardless of whether we are able to raise substantial funds in our offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions.

As of December 31, 2024, we had deployed approximately $18.9 million in capital to acquire our investments and had approximately $5 million in cash and cash equivalents on hand. As of December 31, 2024, we anticipate that cash on hand, proceeds from our Offering, and distributions from our free cash flow will provide sufficient liquidity to meet future funding commitments and costs of operations for at least the next 12 months.

We are offering up to $75 million in our common shares in any twelve month period, pursuant to Regulation A.

As of December 31, 2024, we do not have any outstanding unsecured Company-level debt. Our targeted portfolio-wide leverage after we have acquired an initial substantial portfolio of diversified investments is between 50-70% of the greater of the cost (before deducting depreciation or other non-cash reserves) or fair market value of our assets. During periods when we are growing our portfolio, we may employ greater leverage on individual assets (that will also result in greater leverage of the portfolio) in order to quickly build a diversified portfolio of assets. Our Manager may from time to time modify our leverage policy in its discretion in light of then-current economic conditions, relative costs of debt and equity capital, market values of our assets, general conditions in the market for debt and equity securities, growth and acquisition opportunities or other factors. It is our policy to not borrow more than 80% of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of our assets. We cannot exceed the leverage limit of our leverage policy unless any excess in borrowing over such level is approved by our Manager’s investment committee.

In addition to making investments in accordance with our investment objectives, we use our capital resources to make certain payments to our Manager. During our organization and offering stage, these payments include payments for reimbursement of certain organization and offering expenses. During our acquisition and development stage, we expect to make payments to our Manager in connection with the management of our assets and costs incurred by our Manager in providing services to us.

We have elected to be taxed as a REIT and to operate as a REIT commencing with our taxable year ending December 31, 2024. To maintain our qualification as a REIT, we are required to make aggregate annual distributions to our shareholders of at least 90% of our REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain), and to avoid federal income and excise taxes on retained taxable income and gains we must distribute 100% of such income and gains annually. Our Manager may authorize distributions in excess of those required for us to maintain our REIT status and/or avoid such taxes on retained taxable income and gains depending on our financial condition and such other factors as our Manager deems relevant. Provided we have sufficient available cash flow, we intend to authorize and declare distributions based on daily record dates and pay distributions on a monthly or other periodic basis. We have not established a minimum distribution level.

Market Outlook — Real Estate Finance Markets

Our investment strategy combined with the experience and expertise of our Manager’s management team will provide opportunities to originate investments with attractive short-term residential real estate debt returns along with the security of borrower recourse and low loan to value ratios directly with experienced lenders and real estate companies, thereby taking advantage of current market conditions in order to seek the best risk-return dynamic for our common shareholders.

Item 3. Directors AND Officers

Our Manager

Arrived Fund Manager, LLC, our Manager, manages our day-to-day operations. Our Manager is a wholly-owned subsidiary of our sponsor. A team of real estate professionals, acting through our Manager, makes all the decisions regarding the selection, negotiation, financing and disposition of our investments, subject to the limitations in our operating agreement. Our Manager also provides asset management, marketing, investor relations and other administrative services on our behalf with the goal of maximizing our operating cash flow and preserving our invested capital. Arrived Holdings, Inc., our sponsor, is able to exercise significant control over our business and provides services to our Manager pursuant to a shared services agreement.

Our Sponsor

Arrived Holdings, Inc., is a Delaware corporation and our sponsor. The sponsor is an asset management company that operates a web-based investment platform, which we refer to as the Arrived platform, used by our company for the offer and sale of common shares of our company.

Executive Officers of our Sponsor

As of the date of this Annual Report, the executive officers of our sponsor and their positions and offices are as follows:

Name	Age	Position Held with the Sponsor
Ryan Frazier	36	Chief Executive Officer
Sue Korn	55	Chief Financial Officer
Kenneth Cason	38	Chief Technology Officer
Alejandro Chouza	44	Chief Operating Officer

Ryan Frazier, our Chief Executive Officer and a director, has served as the Chief Executive Officer, President, and a director of Arrived Holdings, Inc. since its inception in February 2019 and as CEO and director of our company since its inception. In 2011, Mr. Frazier co-founded and was the CEO of DataRank, Inc., a social media listening platform used by Fortune 500 companies, including Procter & Gamble, Coca Cola, and The Clorox Company, to garner insights from their consumers. Mr. Frazier led DataRank through a merger with Simply Measured, Inc. in 2015, and again through a merger with Sprout Social, Inc. in 2017, after which he acted in the role of General Manager, leading the integration of the Simply Measured, Inc. and Sprout Social businesses in Sprout Social’s Seattle office. Mr. Frazier is an alumnus of Y Combinator, S13, and he graduated from the University of Arkansas in 2010 with a B.S. in International Business.

Sue Korn has served as the Chief Financial Officer of Arrived Holdings, Inc. since January 2024. Ms. Korn began her career in equity research for diversified financial services companies at Kidder, Peabody in 1992, later moving to investment banking in Salomon Smith Barney’s Financial Institutions Group in 1997. She joined Providian Financial in 1998 where she oversaw planning and analysis, data management and reporting for a $33 billion credit card business. In 2011 she transitioned to FinTech, bringing her financial expertise to companies such as Prosper Marketplace (FP&A and back office operations), LendingClub (marketplace operations and treasury) and Oportun (FP&A and accounting) and was co-founder/CFO/Head of Operations for online lender Vouch Financial. Ms. Korn graduated from Colby College with a B.A. in Philosophy/Math in 1991 and earned her M.B.A from Kellogg Graduate School of Management at Northwestern University in 1997 with majors in Finance, Management and Strategy and Organizational Behavior. She has held the Chartered Financial Analyst® designation since 1998.

Kenneth Cason, our Chief Technology Officer and a director, has served as the Chief Technology Officer and director of Arrived Holdings, Inc. since its inception in February 2019. Beginning in 2011, Mr. Cason served as the Co-Founder and Chief Technology Officer of DataRank, Inc. Mr. Cason worked extensively to help design and build large scale data collection, processing, and search systems. He remained employed with DataRank through two mergers; first with Simply Measured, Inc., in 2015, and then again with Sprout Social in 2017. During both mergers he worked to lead and integrate each company’s tech stack. Mr. Cason is an alumni of Y Combinator, S13, and he graduated from the University of Arkansas in 2010 with a B.S. in Computer Science and also received Associate degrees in Mathematics, Japanese and Chinese.

Alejandro Chouza, our Chief Operating Officer, has served as the Chief Operating Officer of Arrived Holdings, Inc. since its inception in February 2019. Mr. Chouza was previously the VP of Operations of Oyo Rooms beginning in May 2019. Prior to that, Mr. Chouza was the Regional General Manager of Uber Technologies, Inc., from September 2014 through May 2019, where he launched and managed operations in Mexico and the Northwest USA markets. Mr. Chouza graduated with a B.S. from Babson College and an M.B.A. from The Wharton School of the University of Pennsylvania.

Investment Committee of our Manager

The investment committee is comprised of the Manager’s chief executive officer, chief financial officer, highest ranking investments executive (currently the vice president of investments) and highest ranking legal executive (currently the general counsel, vice president of legal).

Compensation of Executive Officers

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us. Each of the executive officers of our sponsor also serves as an executive officer of our Manager. Each of these individuals receives compensation for his or her services, including services performed for us on behalf of our Manager, from our sponsor. As executive officers of our Manager, these individuals serve to manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, service acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. Although we indirectly bear some of the costs of the compensation paid to these individuals, through fees we pay to our Manager, we have not paid and do not intend to pay any compensation directly to these individuals.

Compensation of our Manager

For information regarding the compensation of our Manager, please see “Management Compensation” in our Offering Circular and Note 5, Related Party Transactions in our financial statements.

Item 4. Security Ownership of Management and Certain Securityholders

The following table sets forth the approximate beneficial ownership of our common shares as of the date of this Annual Report for each person or group that holds more than 5% of our common shares, for each executive officer of our Manager and for the executive officers of our Manager as a group. To our knowledge, each person that beneficially owns our common shares has sole voting and disposition power with regard to such shares.

Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 1700 Westlake Ave North, Suite 200 Seattle, WA 98109.

Name of Beneficial Owner(1)	Approximate Number of Shares Beneficially Owned	Percent of All Shares
Ryan Frazier	406	*
Sue Korn	50	*
Kenneth Cason	395	*
Alejandro Chouza	180	*
All executive officers of our Manager as a group (4 persons)	1,031	*

*	Represents less than 1% of our outstanding common shares

(1)	Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power”, which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.

Item 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN Transactions

For further details, please see Note 5, Related Party Transactions in Item 7, financial statements.

Item 6. Other Information

None.

Item 7. financial statements

ARRIVED DEBT FUND, LLC

FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Members and Member of

Arrived Debt Fund, LLC

Seattle, Washington

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Arrived Debt Fund, LLC (the Company) as of December 31, 2024 and 2023, and the related statements of comprehensive income, changes in members’ equity, and cash flows for the year ended December 31, 2024 and for the period from December 21, 2023 (date of inception) through December 31, 2023, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the year ended December 31, 2024 and for the period from December 21, 2023 (date of inception) through December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Stephano Slack LLC

We have served as the Company’s auditor since 2024.

Wayne, Pennsylvania

April 29, 2025

ARRIVED DEBT FUND, LLC

BALANCE SHEETS

AS OF DECEMBER 31, 2024 AND 2023

	2024	2023

ASSETS
Current assets:
Cash	$5,161,617	$-
Interest receivable - bank	12,360	-
Notes receivable - held to maturity, net	18,891,476	-
Interest receivable	371,021
Total current assets	24,436,474	-
Total assets	$24,436,474	$-

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$80,662	$-
Due to servicers	856,079	-
Total liabilities	$936,741	$-

Members’ equity:
Members’ equity	23,062,521	-
Accumulated deficit	437,212	-
Total members’ equity	23,499,733	-
Total liabilities and members’ equity	$24,436,474	$-

The accompanying notes are an integral part of these financial statements.

ARRIVED DEBT FUND, LLC

STATEMENTS OF COMPREHENSIVE INCOME

	For the year ended December 31, 2024	For the period December 21, 2023 (date of inception) through December 31, 2023

Interest revenue	$794,220	$-
Total Revenue	794,220	-

Operating expenses
Offering related fees	27,109
Filing fees	1,158	-
Interest expense	39,786	-
Asset management fee	100,381	-
Offering service fee	92,333	-
Credit loss expense	5,119	-
Professional fees	129,138	-
Total Operating expenses	395,024	-

Income from operations	399,196	-

Other income (expense)
Interest income - bank	38,015	-

Net income	$437,212	$-

The accompanying notes are an integral part of these financial statements.

ARRIVED DEBT FUND, LLC

STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

Balance as of December 21, 2023 (date of inception)	$-
Issuance of membership units, net of offering costs	-
Distributions	-
Net income	-
Balance at December 31, 2023	-
Balance as of January 1, 2024
Issuance of membership units, net of offering costs	$23,544,285
Distributions	(481,764)
Net income	437,212
Balance at December 31, 2024	$23,499,733

The accompanying notes are an integral part of these financial statements.

ARRIVED DEBT FUND, LLC

STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2024	For the period December 21, 2023 (date of inception) through December 31, 2023

Cash flows from operating activities:
Net income	$437,212	$-
Adjustments to reconcile net income to net cash used in operating activities:
(Increase) decrease of assets
Interest receivable - bank	(12,360)	-
Notes receivable - held to maturity	(18,891,476)	-
Interest receivable	(371,021)	-
Increase (decrease) of liabilities
Accrued expenses	80,662	-
Due to servicers	856,079	-
Net cash used in operating activities	(17,900,905)	-

Cash flows from financing activities:
Distributions	(481,764)	-
Net proceeds from the issuance of membership units	23,544,285	-
Net cash provided by financing activities	23,062,521	-

Net increase in cash	5,161,617	-

Cash at beginning of year	-	-
Cash at end of year	$5,161,617	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-
Cash paid for interest	$38,015	$-

The accompanying notes are an integral part of these financial statements.

ARRIVED DEBT FUND, LLC

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1: NATURE OF OPERATIONS

Arrived Debt Fund, LLC (the “Company”) is a Delaware limited liability company formed on December 21, 2023, under the laws of Delaware. Arrived Debt Fund, LLC was formed primarily to invest in and manage a diversified portfolio of debt investments secured by residential real estate investments.

The Company is externally managed by Arrived Fund Manager, LLC (the “Manager”), which is a wholly-owned subsidiary of the sponsor, Arrived Holdings, Inc. (the “Sponsor”). Arrived Holdings, Inc. owns and operates an online investment platform www.arrived.com (the “Arrived Platform”) that allows investors to hold interests in real estate opportunities that may have been historically difficult to access for some investors. Through the use of the Arrived Platform, investors can browse and screen real estate investments, view details of an investment and sign legal documents online.

 The Manager will be responsible for directing the management of the Company’s business and affairs, managing the day-to-day affairs, and implementing the Company’s investment strategy. The Manager has a unilateral ability to amend the operating agreement and the allocation policy in certain circumstances without the consent of the investors. The investors only have limited voting rights with respect to the Company.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP). The Company has adopted a calendar year as its fiscal year.

The Company is an emerging growth company as the term is used in The Jumpstart Our Business Startups Act, enacted on April 5, 2012, and has elected to comply with certain reduced public company reporting requirements, however, the Company may adopt accounting standards based on the effective dates for public entities.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

Deferred Offering Costs

The Company complies with the requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to members’ equity upon the completion of an offering or to expense if the offering is not completed. Offering costs include offering expense reimbursements and sourcing fees as noted below.

Per the operating agreement, the Manager is eligible to receive up to a maximum of 1.75% of the gross offering proceeds for out-of-pocket expenses in connection with our organization and offering expenses, including any such fees, costs and expenses allocable to the Company incurred in connection with the offering, including, without limitation, underwriting, legal, accounting, escrow, compliance, marketing and technology costs related to the offering. If organization and offering expenses exceed 1.75% of gross offering proceeds, the Manager will be responsible for paying any such excess expenses without reimbursement, as reimbursement for offering expenses including legal, accounting, escrow, underwriting, filing and compliance costs, as applicable, related to a specific offering.

Upon completion of an offering, the Company will pay the Sponsor a monthly offering service fee of 0.10%, which is initially based on the net offering proceeds as of the end of each month, and after the initial period will be based on the Company’s net asset value (“NAV”) at the end of each prior quarterly period.

Fair Value of Financial Instruments

FASB guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying values of the Company’s cash, receivables, and accrued expenses approximate their fair values due to the short maturity of these instruments. The Company believes the carrying amount of its notes receivables approximate fair value based on rates and other terms currently available to the Company for similar instruments.

Notes Receivable – Held to Maturity

The Company classifies certain notes receivable as held to maturity when it has the positive intent and ability to hold the notes until their maturity date. Held-to-maturity notes receivable are recorded at amortized cost, which represents the original transaction amount adjusted for any amortization of premium or discount and net of any allowance for credit losses.

Interest income is recognized on these notes using the effective interest method over the life of the note. The effective interest rate method amortizes any premium or discount over the remaining term of the note and recognizes interest income accordingly.

The Company evaluates its held-to-maturity notes receivable for credit losses in accordance with ASC 326, Financial Instruments – Credit Losses. The allowance for credit losses is estimated under the Current Expected Credit Losses (“CECL”) model, which incorporates the historical performance of similar instruments, current economic conditions, and reasonable and supportable forecasts. The Company applies a loss-rate methodology that includes expected default frequencies and loss given default assumptions, adjusted for borrower-specific and macroeconomic risk factors. The allowance is reviewed regularly and adjusted as necessary based on updated information and risk assessments.

Because these notes are classified as held to maturity and carried at amortized cost, the Company does not report their fair value in the financial statements. However, fair value disclosures may be provided in the notes as required by ASC 820.

Impairment of Held-to-Maturity Notes

The Company evaluates its held-to-maturity notes receivable for impairment at each reporting date. If the Company determines that it is probable that it will not collect amounts due according to the contractual terms, an impairment loss is recorded.

Management Compensation

The Manager or the sponsor will also receive a monthly asset management fee of 0.10%, which is initially based on the net offering proceeds as of the end of each month, and after the initial period the offering service fee will be based on the NAV at the end of each prior quarterly period. The Company may reimburse the Manager for actual expenses incurred in connection with the selection, acquisition or origination of an investment, whether or not we ultimately acquire the investment. The Manager reserves the right to waive any fees or reimbursements it is due in its sole discretion.

Interest and Origination Fees on Related Party Loans – Manager or its Affiliates

In connection with each loan acquisition, the Manager or its affiliates may provide a loan to finance the purchase of such loan, and the Company will pay interest at the current market rate. The Company may also pay a loan origination fee that will be charged at the current market rate.

Fees from Other Services – Affiliates of our Manager

The Company may retain certain Manager’s affiliates, from time to time, for services relating to the investments or operations of the Company, which may include accounting and audit services (including valuation support services), account management services, corporate secretarial services, data management services, directorship services, information technology services, finance/ budget services, human resources, judicial processes, legal services, operational services, risk management services, tax services, treasury services, loan management services, transaction support services, transaction consulting services and other similar operational matters. Any compensation paid to our Manager’s affiliates for any such services will not reduce the asset management fee. Any such arrangements will be at or below market rates.

Redemption Fees – Manager

The Manager is entitled to receive a fixed redemption fee from investors for shares redeemed within six months to one year of the settlement date, ranging from 2.0% to 1.0% of the net asset value per share. Redemptions made within six months are subject to a 2.0% fee, while those made between six months and one year are subject to a reduced fee of 1.0%. No redemption fee is charged on shares held for more than one year.

Incentive Fees Payable by Originators – Sponsor or its Affiliates

The sponsor or its affiliates may receive incentive fees from a third-party originator to whom they provide services with respect to loans the Company acquires from such originators in the form of a referral fee, or a portion of the fees payable by borrowers to the originators with respect to the making of the loan.

Accrued Expenses

Accrued expenses include accrued professional fees and other operating expenses.

Impairment of Long-Lived Assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Operating Expenses

The Company is responsible for the costs and expenses attributable to its business. The Manager will bear its own expenses of an ordinary nature. If the operating expenses exceed the amount of revenues generated from the Company and cannot be covered by any operating expense reserves on the balance sheet of the Company, the Manager may (a) pay such operating expenses and not seek reimbursement, in which case the expenses would be recognized by the Company with a credit to contributed capital. (b) loan the amount of the operating expenses to the Company, on which the Manager may impose a reasonable rate of interest and be entitled to reimbursement of such amount from future revenues generated by the Company, and/or (c) cause additional interests to be issued in the Company in order to cover such additional amounts.

Revenue Recognition

The Company adopted FASB ASC 606, Revenue from Contracts with Customers, and its related amendments, effective at inception using the modified retrospective transition approach applied to all contracts. There were no cumulative impacts that were made. The Company determines revenue recognition through the following steps:

●	Identification of a contract with a customer;

●	Identification of the performance obligations in the contract;

●	Determination of the transaction price;

●	Allocation of the transaction price to the performance obligations in the contract; and

●	Recognition of revenue when or as the performance obligations are satisfied.

Revenue is recognized when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. As a practical expedient, the Company does not adjust the transaction price for the effects of a significant financing component if, at contract inception, the period between customer payment and the transfer of goods or services is expected to be one year or less.

The Company recognizes revenue on a monthly basis when earned. The Company will purchase loans with the proceeds raised and will earn interest on the underlying loans acquired.

Comprehensive Income

The Company follows FASB ASC 220 in reporting comprehensive income. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income. Since the Company has no items of other comprehensive income, comprehensive income is equal to net income.

Organizational Costs

In accordance with FASB ASC 720, Organizational Costs, accounting fees, legal fees, and costs of incorporation are expensed as incurred.

Income Taxes

The Company is organized as an LLC for legal purposes and made an election with the IRS to be treated as a C corporation for tax purposes, pursuant to subchapter C of the Internal Revenue Code.

The Company intends to elect to be treated as a real estate investment trust (a “REIT”) for U.S. federal income tax purposes beginning with our taxable year ending December 31, 2024. A REIT may not be required to pay income tax at the corporate level because this form of corporation is permitted to deduct dividends paid to members as an expense. Therefore, if a REIT pays out all profit and capital gains to its members it could potentially report no taxable income. Tax losses of REITs are not allocated directly to members but, under current law, losses may be accumulated and carried forward indefinitely and be used to offset up to 80% of taxable income in any future year, thereby reducing the reported taxable income of the REIT.

Most states give REIT’s a deduction for dividends paid. Since the Company generally pays dividends in excess of the taxable income generated, there would be no state tax liability in these states. In states that do not give a deduction for dividends paid, there may be a state income tax due that is assessed based on the tax table for that particular state. There is no state tax liability for members based on the locations of properties held in the REIT’s. The rules for state tax loss carryforwards vary by state as some conform to the Federal rules while others have restrictions on timeframes and/or the percentage of loss that can be carried forward.

Recently Issued and Recently Adopted Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021. Early adoption is permitted. The Company adopted the updates effective December 21, 2023 (date of inception) and the adoption of the standard had no effect on the financial statements.

In June 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-13, Financial Instruments – Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments, as modified by FASB ASU No. 2019-10 and other subsequently issued related ASUs. The amendments in this Update affect loans, debt securities, trade receivables, and any other financial assets that have the contractual right to receive cash. The ASU requires an entity to recognize expected credit losses rather than incurred losses for financial assets. The amendments in this Update are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company adopted this new guidance effective December 21, 2023 (date of inception) utilizing the modified retrospective transition method. The adoption of this standard did not have a material impact on the Company’s financial statements, but did change how the allowance for credit losses is determined.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 3: NOTE RECEIVABLES – HELD TO MATURITY

The Company acquires loans related to real estate assets, including construction loans, purchase loans, rehabilitate bridge loans from loan originators. The Company’s partnerships with loan originators (servicers) are established through a structured process that includes both inbound and outbound sourcing, with a focus on due diligence, credit risk, and financial transparency. Originators are evaluated based on their business model, lending specialization, geographic exposure, historical performance, underwriting practices, and financial stability. Once an originator is approved, individual loans are assessed using defined selection criteria, such as borrower experience, creditworthiness, collateral quality, and quantitative thresholds like loan to after repair value (LTARV) and loan to cost (LTC).

For certain individual servicers, the Company has executed a Master Purchase Agreement that includes a repurchase provision requiring the originator (Seller) to repurchase a loan if the borrower fails to remit the balloon payment within 30 business days of its maturity date. Upon written notice from the Company (Purchaser), the Seller is obligated to repurchase the loan at the agreed repurchase price within 30 business days of notification, unless the borrower satisfies the balloon payment prior to the repurchase being completed.

Certain loans within the Company’s portfolio generate interest payments on a monthly basis, while others accrue interest over the life of the loan, with both principal and interest paid in full upon maturity or repayment. Borrowers remit interest payments directly to the Servicer, who then transmits the net proceeds to the Company. Pursuant to the purchase agreements with each originator, some originators may retain a portion of interest —typically a spread ranging from 0.25% to 2.5% of the total interest charged to the borrower—with the Company receiving the remaining interest income.

Construction loans provide short-term financing to real estate developers and investors for the ground-up development or significant renovation of properties, typically disbursed in stages based on project milestones. These loans are generally repaid upon project completion through refinancing or property sales. Purchase and rehabilitate loans support real estate investors in acquiring and renovating properties, while bridge loans offer temporary financing during transitional periods, such as between property acquisition and securing long-term financing or asset sales.

The Company will fully fund any undrawn committed loan balances if the borrower exercises the option to draw 100% of the available loan. The timing and amount of future draws remain at the discretion of the borrower, subject to the terms of the loan agreement.

As of December 31, 2024, the Company held 43 notes receivable with an aggregate carrying amount of $18,896,595. These notes are classified as held to maturity, as the Company has both the intent and ability to hold the notes until their contractual maturity dates. The notes receivable carry interest rates ranging from 9.50% to 11.75%, with maturity dates ranging from January 2025 to December 2025. Repayment terms vary from month to month interest only, and lump sum at maturity. The notes are secured by the real estate assets associated with the loan.

Interest income for the periods ended December 31, 2024 and 2023 was $794,220 and $0. The Company has established an allowance for expected credit losses related to its held-to-maturity notes receivable, calculated using the CECL model. The Company recorded $5,119 allowance for credit losses as of December 31, 2024.

As of December 31, 2024, the Company had unfunded loan commitments of $2,912,838. The Company is contractually obligated to fund these draw amounts upon the borrowers draw request to the Servicers. These commitments are not recorded on the financial statements because the associated loan balances are contingent upon future borrower activity.

NOTE 4: UNDISBURSED LOAN COMMITMENTS

As of December 31, 2024, the Company had undisbursed loan commitments totaling $856,079. These amounts represent borrower draw requests that had been funded by the Servicer but for which the Company had not yet received a corresponding funding request from the Servicer as of the reporting date.

NOTE 5: RELATED PARTY TRANSACTIONS

The Company’s Manager, Arrived Fund Manager, LLC, is a related company under common control.

Due from (to) Related Party

The Company engages in various transactions with the Manager and its affiliates in the ordinary course of its operating and financing activities. As of December 31, 2024 and 2023, the Company had no outstanding payable balance.

Management Compensation

For the year ended December 31, 2024, total management compensation charged by the Manager, including direct issuance expense, monthly offering service fee, and monthly asset management fee:

●	Direct issuance expense: $419,375

●	Monthly offering service fee: $92,333

●	Monthly asset management fee: $100,381

There was no management compensation charged for the period ended December 31, 2023.

NOTE 6: MEMBERS’ EQUITY

The Manager has sole discretion in determining what distributions, if any, are made to interest holders except as otherwise limited by law or the operating agreement. Provided the Company has sufficient available cash flow, the Company expects the Manager to authorize and declare distributions based on daily record dates and pay distributions on a monthly or other periodic basis. However, the Manager may change the timing of distributions or determine that no distributions shall be made, in its sole discretion. The Company has not established a minimum distribution level.

Membership units

For the year ended December 31, 2024, the Company closed on gross offering proceeds of $23,963,660. In connection with the public offering, the Company incurred direct issuance expenses of 1.75% of gross proceeds. These costs were paid to the Manager and accounted for as a reduction of gross proceeds in the amount of $419,375.

Distributions

For the periods ended December 31, 2024 and 2023, the Company recorded distributions to investors totaling $481,764 and $0. These distributions were recorded as a reduction to members’ capital.

NOTE 7: INCOME TAXES

The Company is taxed as a C corporation for U.S. federal income tax purposes. In connection with its real estate activities, the Company intends to elect to be treated as a real estate investment trust (“REIT”) under the Internal Revenue Code for the taxable year ending December 31, 2024.

As a REIT, the Company generally is not subject to U.S. federal income tax on taxable income that is distributed to stockholders, provided it meets all REIT qualification requirements, including distributing at least 90% of its taxable income and satisfying certain asset and income tests. For the year ended December 31, 2024, the Company’s dividend distributions exceeded its estimated taxable income. As a result, the Company does not expect to incur a current federal income tax liability for the year.

In accordance with ASC 740, Income Taxes, the Company evaluates temporary differences between the financial reporting basis and the tax basis of its assets and liabilities. As of December 31, 2024, no net deferred tax assets or liabilities were recorded, as the Company’s distributions exceeded its estimated taxable income, and there were no material temporary differences. Accordingly, no valuation allowance was required.

Although the Company expects to qualify and be taxed as a REIT for U.S. federal income tax purposes, it may be subject to state and local income or franchise taxes in various jurisdictions. These taxes are generally imposed either due to the Company's legal entity status or as a result of owning or operating real estate assets within those jurisdictions. The Company evaluates its exposure to such taxes on a jurisdictional basis. For the year ended December 31, 2024, state income and franchise tax obligations, if any, were not material to the financial statements.

The Company’s policy is to record interest and penalties related to unrecognized tax benefits, if any, as a component of income tax expense in the consolidated statement of operations. As of December 31, 2024, the Company had no unrecognized tax benefits and did not incur any interest or penalties related to uncertain tax positions during the year. Accordingly, no accrual for uncertain tax positions was recorded as of December 31, 2024.

The Company is not currently subject to any income tax audits in any taxing jurisdiction. However, the Company’s 2024 and 2023 tax year remains open and subject to examination by the relevant taxing authorities.

NOTE 8: SUBSEQUENT EVENTS

For the existing loans as of December 31, 2024, the Company collected repayments of $6,339,126 in 2025.

For the existing loan commitments as of December 31, 2024, the borrowers requested draws of $740,535 and the Company remitted $740,535 in 2025.

For the period from January 1, 2025 through April 22, 2025, the Company funded a total of $34,665,887 in real estate asset loans, inclusive of $2,014,169 in loan draws related to newly originated loans. These loans bear interest rates ranging from 9.5% to 11.75% and have contractual maturities between 4 and 24 months. In aggregate, the Company committed to fund $45,774,984, of which $34,665,887 had been funded as of April 22, 2025, resulting in unfunded loan commitments of $11,109,097. For loans originated during 2025, the Company recognized interest income of $430,387 and received principal repayments totaling $5,119,411.

For the period January 1, 2025 through April 22, 2025, the Company has declared and paid aggregate dividends totaling $725,019.

For the period from January 1, 2025 through April 22, 2025, the Company raised an additional $14,837,670 in capital and incurred $256,659 in direct issuance costs.

On February 5, 2025, the Company processed redemptions totaling $81,170. Of this amount, $79,547 was distributed to investors, while $1,623 was retained by the Manager as redemption fee income in accordance with the Company’s redemption plan.

Under the Company’s redemption program, shares are subject to a redemption fee based on the duration the shares have been held, measured from the settlement date of the original investment to the date of the redemption request. A redemption fee of 2.0% of the net asset value per share is applied to redemptions made within six months of the settlement date. Redemptions made between six months and one year from the settlement date are subject to a reduced fee of 1.0%. No redemption fee is charged on shares held for more than one year.

Redemption fees are retained by the Manager and are intended to offset administrative and liquidity-related costs associated with early redemptions.

ITEM 8. EXHIBITS

Exhibit No.	Description
2.1*	Certificate of Formation (incorporated by reference to the copy thereof filed as Exhibit 2.1 to the Company’s Form 1-A filed January 17, 2024)
2.2*	Form of Amended and Restated Operating Agreement (incorporated by reference to the copy thereof filed as Exhibit 2.2 to the Company’s Form 1-A filed January 17, 2024)
3.1*	Distribution Reinvestment and Direct Share Purchase Plan (included in the Offering Circular as Appendix B and incorporated herein by reference)
4.1*	Form of Subscription Agreement (incorporated by reference to the copy thereof filed as Exhibit 4.1 to the Company’s Form 1-A filed January 17, 2024)
6.1*	Broker-Dealer Agreement (incorporated by reference to the copy thereof filed as Exhibit 6.1 to the Company’s Form 1-A filed January 17, 2024)
6.2*	Form of Shared Services Agreement (incorporated by reference to the copy thereof filed as Exhibit 6.2 to the Company’s Form 1-A filed January 17, 2024)
6.3*	Form of License Agreement (incorporated by reference to the copy thereof filed as Exhibit 6.3 to the Company’s Form 1-A filed January 17, 2024)

*	Previously filed

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on April 29, 2025.

Arrived Debt Fund, LLC

By:	Arrived Fund Manager, LLC

By:	/s/ Ryan Frazier
	Name:	Ryan Frazier
	Title:	Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Ryan Frazier	Chief Executive Officer of Arrived Holdings, Inc.	April 29, 2025
Ryan Frazier	(Acting Principal Executive Officer)

/s/ Sue Korn	Principal Financial Officer of Arrived Holdings, Inc.	April 29, 2025
Sue Korn	(Acting Principal Financial and Accounting Officer)